AMENDMENT TO PROMISSORY NOTE

THIS AMENDMENT TO PROMISSORY NOTE (“Agreement”) is made and entered into as of the 22nd day of August, 2008 by and among AirGate Technologies, Inc., a Texas corporation (“AirGATE”). The X-Change Corporation, a Nevada corporation (“X-Change” and collectively with AirGATE, the “Borrowers”), and Melissa CR364 Ltd., a Texas limited partnership (“Lender”).

WHEREAS, Borrowers jointly and severally entered into that certain Promissory Note dated August 15, 2006 (the “Note”) in the principal amount of $1,000,000 payable to Lender;

WHEREAS, as of August 15, 2008, the Note’s Maturity Date, the outstanding principal amount owed thereunder was $797,794;

WHEREAS, an Event of Default has occurred under Section 9 of the Note as a result of the Borrowers’ failure to pay the outstanding principal amount owed by the Note’s Maturity Date (the “Existing Default”);

WHEREAS, the Borrowers have requested that the Lender waive the Existing Default and extend the Note’s Maturity Date: and

WHEREAS, the Borrowers and Lender desire to amend the Note on the terms and conditions set forth below.

In consideration of the premises and the mutual covenants and agreements hereinafter contained Borrowers and Lender hereby agree as follows:

1. Borrowers and Lender hereby agree to extend the Note’s Maturity Date to December 15, 2008, which shall therefore become the date by which all remaining unpaid principal and any unpaid interest shall be due and payable.

2. Upon execution of this Agreement, Borrowers shall pay to Lender the amount of $100,000, which shall be applied to and offset the principal amount due and owing under the Note.

3. Upon execution of this Agreement, Borrowers shall pay to Lender all unpaid and accrued interest on the Note as of August 15, 2008.

4. Upon execution of this Agreement, Borrowers shall pay Lender the amount of $4,500.00, representing Lender’s reasonably incurred attorneys’ fees and costs through the execution of this Agreement, collectible pursuant to Section 2.3 of the Note.

5. Interest payments on the outstanding principal amount due under the Note shall hereinafter be remitted by Borrowers to Lender, to be received by Lender not later than the 15th of each month, beginning on September 15, 2008.

6. In the event either of the Borrowers effects a corporate financing transaction before December 15, 2008, pursuant to which one or both of the Borrowers individually or collectively receives in excess of $300,000 in a debt and/or equity transaction, Borrowers hereby agree to remit to Lender all of the net proceeds of such corporate financing transaction (should the net proceeds be less than the outstanding principal amount due and interest obligations under the Note), or such net proceeds necessary to satisfy the outstanding principal amount due and interest obligations under the Note to the extent such net proceeds exceed the outstanding principal amount due and interest obligations under the Note.

7. Borrowers agree that the Lender’s waiver of the Existing Default specifically described herein shall not constitute and shall not be deemed a waiver of any other default or Event of Default under the Note.

8. To induce Lender to agree to the terms of this Agreement, Borrowers represent and warrant that as of the date of its execution of this Amendment, there are no claims or offsets against, or rights of recoupment with respect to, or defenses or counterclaims to Borrowers’ obligations under the Note, and in accordance therewith, Borrowers:

a. Waiver. Waive any and all such claims, offsets, right of recoupment, defenses or counterclaims, whether known or unknown, arising prior to the date of its execution of this Amendment; and

b. Release. Release and discharge the Lender, and its general and limited partners, employees, agents, affiliates and attorneys (collectively, the “Released Parties”) from any and all obligations, indebtedness, liabilities, claims, right, causes of action or demands whatsoever, whether known or unknown, suspected or unsuspected, in law or equity, which the Borrowers ever have, now have, claim to have or may have against any Released Party arising prior to the date hereof.

9. Borrowers hereby represent and warrant to Lender as follows: (a) after giving effect to this Amendment, the representatives and warranties set forth in the Note are true and correct on and as of the date hereof with the same effect as though made on and as of such date except with respect to any representations and warranties limited by their terms to a specific date; (b) the execution, delivery and performance of this Amendment has been duly authorized by all necessary action on the part of Borrowers and does not and will not: (1) violate any provision of law applicable to Borrowers, the certificates of incorporation, bylaws, partnership agreement, membership agreement, or other applicable governing document of Borrowers or any order, judgment, or decree or any court or agency of government binding upon Borrowers; (2) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of Borrowers; or (3) require any approval or consent of any other person or entity under any material contractual obligation of Borrowers; and (c) the articles of incorporation, bylaws, partnership agreement, certificate of limited partnership, membership agreement, articles of organization or other applicable governing document of the Borrowers and the resolutions of the Borrowers have not been modified or rescinded and remain in full force and effect.

10. The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Note, and except as expressly modified and superseded by this Amendment, the terms and provisions of the Note are ratified and confirmed and shall continue in full force and effect. Borrowers and Lender agree that the Note as amended hereby shall continue to be legal, valid, binding and enforceable in accordance with the respective terms.

BORROWERS:	LENDER:
The X-Change Corporation	Melissa CR 364 Ltd.
/s/ George DeCourcy	/s/ Charles Stidham

Name: George DeCourcy Title: C.F.O.	Name: Charles Stidham Title: G.P.
AirGATE Technologies, Inc.

/s/ Kathleen Hanafan
Name: Kathleen Hanafan
Title: President/C.O.O.